EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 22, 2026, with respect to the financial statements of Buyback Leaders Portfolio 2026-1, American Infrastructure Growth Portfolio 2026-1, Dividend Income & Value Portfolio 2026-1 and Insider Buy Strategy 2026-1 (included in Invesco Unit Trusts, Series 2460) as of January 22, 2026 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-291357) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
January 22, 2026